                                  EXHIBIT 8.1

                                    FORM OF
                              FEDERAL TAX OPINION



____________, 1997



Board of Directors
First Federal Savings and Loan
Association Of Cheraw
515 Market Street
Cheraw, South Carolina 29520


     Re: Federal Income Tax Consequences Relating to Conversion of First Federal Savings and Loan Association of Cheraw from a Federal Mutual Savings and Loan Association to a Federal Stock Savings and Loan Association and the Offer and Sale of Common Stock of Great Pee Dee Bancorp, Inc.


Gentlemen:

     In accordance with your request, set forth herein is the opinion of this firm relating to the federal income tax consequences of the proposed conversion of First Federal Savings and Loan Association of Cheraw (the "Association") from a federal mutual savings and loan association to a federal stock savings and loan association (the "Stock Association"), and the formation of a holding company parent to be known as Great Pee Dee Bancorp, Inc. (the "Holding Company"), which will acquire all of the outstanding stock of the Stock Association.

     For purposes of this opinion, we have examined such documents and questions of law as we have considered necessary or appropriate, including but not limited to the Plan of Conversion as adopted by the Association on July 14, 1997 (the "Plan"); the Federal Mutual Charter and Bylaws of the Association; and the Certificate of Incorporation and Bylaws of the Holding Company. In such examination, we have assumed, and have not independently verified, the genuineness of all signatures on original documents where due execution and delivery are requirements to the effectiveness thereof. Terms used but not defined herein, whether capitalized or not, shall have the same meanings as defined in said documents.

Board of Directors
First Federal Savings and Loan
Association of Cheraw
_________, 1997
Page 2



     In issuing our opinion, we have assumed that the Plan has been duly and validly authorized and has been approved and adopted by the board of directors of the Association at a meeting duly called and held; that the Association will comply with the terms and conditions of the Plan, and that the various representations and warranties which are provided to us are accurate, complete, true and correct. Accordingly, we express no opinion concerning the effect, if any, of variations from the foregoing. We specifically express no opinion concerning tax matters relating to the Plan under state and local tax laws and under Federal income tax laws except on the basis of the documents and assumptions described above.

     For purposes of this opinion, we are relying on the representations provided to us by the Association as described in the Affidavit of the Association's President and Chief Executive Officer, as attached hereto and incorporated herein.

     In issuing the opinion set forth below, we have relied solely on existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"); existing and proposed Treasury Regulations (the "Regulations") thereunder; current administrative rulings, notices and procedures; and court decisions. Such laws, regulations, administrative rulings, notices and procedures and court decisions are subject to change at any time. Any such change could affect the continuing validity of the opinions set forth below. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

     In rendering our opinion, we have assumed that the persons and entities identified in the Plan of Conversion will at all times comply with the requirements of Code Section 368(a)(1)(F), the other applicable state and Federal laws and the representations of the Association. In addition, we have assumed that the activities of the persons and entities identified in the Plan will be conducted strictly in accordance with the Plan. Any variations may affect the opinions we are rendering.

     We emphasize that the outcome of litigation cannot be predicted with certainty and, although we have attempted in good faith to opine as to the probable outcome of the merits of each tax issue with respect to which an opinion was requested, there can be no assurance that our conclusions are correct or that they would be adopted by the Internal Revenue Service (the "Service") or a court of law.

Board of Directors
First Federal Savings and Loan
Association of Cheraw
_________, 1997
Page 3



                                 BACKGROUND
                                 ----------

          Based solely upon our review of such documents, and upon such information as the Association has provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we understand that the proposed Conversion, as defined below, and the relevant facts with respect thereto are as follows:

          The Association is a federal mutual savings and loan association which is in the process of converting to a federal stock savings and loan association. As a federal mutual savings and loan association, the Association has no authorized capital stock. Instead, the Association, in mutual form, has a unique equity structure. A depositor of the Association is entitled to payment of interest on his account balance as declared and paid by the Association. A depositor has no right to a distribution of any earnings of the Association except for interest paid on his deposit, but rather such earnings become retained earnings of the Association. However, a depositor has a right to share, pro rata, with respect to the withdrawal value of his savings account, in any liquidation proceeds distributed in the event the Association is ever liquidated. Voting rights in the Association are held by its members, i.e., depositors and certain borrowers. Each depositor is entitled to cast one vote for each $100 or a fraction thereof deposited in a withdrawable account, up to 1000 votes. Each borrower from the Association who remains a borrower of the Association on the voting record date is entitled to one vote in addition to the number of votes, if any, to which he is entitled as the holder of a withdrawable account. All of the interests held by a depositor in the Association cease when such depositor closes his accounts with the Association.

                              PROPOSED TRANSACTION
                              --------------------

          The Board of Directors of the Association has decided that in order to increase its net worth, support future deposit growth, increase the amount of funds available for other lending and investment, provide greater resources for the expansion of customer services, and to facilitate future expansion, it would be advantageous for the Association to convert from a federal mutual savings and loan association to a federal stock savings and loan association. Pursuant to the Plan, the Association's federal mutual savings and loan association charter will be amended and a new charter will be adopted to allow it to continue its operations in the form of a federal stock savings and loan association.
Further, the Board of Directors has determined that in order to enhance flexibility of operations, diversification of business opportunities, financial capability for business and regulatory purposes, and to enable the Stock Association to compete more effectively with other financial service organizations, it is advantageous to have the stock of the Stock Association held by a parent holding company. The Plan must be approved by the Office of Thrift Supervision

Board of Directors
First Federal Savings and Loan
Association of Cheraw
_________, 1997
Page 4


("OTS"), and by an affirmative vote of at least a majority of the total votes eligible to be cast at a special meeting of the Association's members called to vote on the Plan (the "Special Meeting").

          The Holding Company has been formed under the laws of the State of Delaware for the purpose of the proposed transactions described herein, to engage in business as a savings and loan association holding company and to hold all of the stock of the Stock Association. The Holding Company will issue shares of its voting common stock ("Holding Company Stock") upon completion of the mutual-to-stock conversion of the Association, as described below, to persons purchasing such shares through a Subscription Offering and to the general public in a Community Offering.

          As part of the Conversion, the Company and the Association intend to establish a charitable foundation that will qualify as an exempt organization under Section 501(c)(3) of the Internal Revenue Code (the "Foundation") and to donate to the Foundation 20,000 shares or $200,000 worth of its Common Stock. The establishment and funding of the Foundation as part of the Conversion is subject to the approval of the voting members of the Association at the Special Meeting of Members. In the event that the Foundation does not receive the prerequisite approval, the Association may determine to complete the Conversion without the Foundation.

          The Plan of Conversion provides that the Foundation is being formed to further the Converted Association's long term commitment to its community. The Plan of Conversion states that the Foundation is intended to complement the Association's existing community reinvestment activities so as to allow the local community to share in the growth and profitability of the Holding Company and the Converted Association over the long term.

          The Foundation will be dedicated to the promotion of charitable and educational purposes within the Association's local community, including, but not limited to, grants or donations to support housing assistance, scholarships, local education, not-for-profit medical facilities, not-for-profit community groups and other types of organizations or civic minded projects. The Foundation will annually distribute total grants and donations to assist charitable organizations or to fund projects within its local community of not less than 5% of the average fair value of the Foundation's assets each year.

          Following regulatory approval, the Plan provides for the offer and sale of shares of Holding Company Stock to the Association's eligible depositors and borrowers, tax qualified employee stock benefit plans, including the Association's Employee Stock Ownership Plan, and others as described below and set forth in the Plan. The aggregate purchase price at which all

Board of Directors
First Federal Savings and Loan
Association of Cheraw
_________, 1997
Page 5




shares of Holding Company Stock will be offered and sold pursuant to the Plan will be equal to the estimated pro forma market value of the Association, as converted. The estimated pro forma market value will be determined by an independent appraiser. Pursuant to the Plan, all such shares will be issued and sold at a uniform price per share. The conversion of the Association from mutual-to-stock form and the sale of newly issued shares of the stock of the Stock Association to the Holding Company will be deemed effective concurrently with the closing of the sale of Holding Company Stock.

          As required by OTS regulations and described in detail in the Plan, shares of Holding Company Stock will be offered through the Subscription Offering pursuant to non-transferable subscription rights on the basis of preference categories. All shares must be sold, and to the extent the stock is available, no subscriber will be allowed to purchase fewer than 25 shares of Holding Company Stock. Pursuant to the Plan, the Association has established four preference categories under which shares of Holding Company Stock may be purchased, followed by a Community Offering for the sale of shares not purchased under the preference categories, and a Syndicated Community Offering for the sale of shares not sold in the Community Offering.

          The first preference category is reserved for Eligible Account Holders. The Plan defines "Eligible Account Holders" as any person holding a "Qualifying Deposit" in the Association on the Eligibility Record Date. The Plan defines "Qualifying Deposit" as the aggregate balance of an Eligible Account Holder's or Supplemental Eligible Account Holder's Deposit Accounts at the Association at the close of business on June 30, 1995, or with respect to Supplemental Eligible Account Holder's, the last day of the calendar quarter preceding approval of the plan by the OTS. The Plan defines "Deposit Account" to include any withdrawable account with a balance of at least $50, as defined in
the rules and regulations of the OTS, including certificates of deposit.   Each
Eligible Account Holder will receive, without payment, non-transferable subscription rights to purchase Holding Company Stock equal to the greater of
(a) $250,000; (b) one-tenth of one percent (.10%) of the total offering of shares; or (c) fifteen times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Holding Company Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of the Qualifying Deposits of all Eligible Account Holders on the Eligibility Record Date, subject to availability and the minimum and maximum purchase limitations set forth in the Plan. If there is an oversubscription, shares will be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to 100 shares or the total amount of his subscription, whichever is less. Any shares not then allocated shall be allocated among the subscribing Eligible Account Holders

Board of Directors
First Federal Savings and Loan
Association of Cheraw
_________, 1997
Page 6


on an equitable basis, relative to the amounts of their respective Qualifying Deposits as compared to the total Qualifying Deposits of Eligible Account Holders on the Eligibility Record Date. Non-transferable subscription rights to purchase Holding Company Stock received by officers and directors of the Association and their Associates (as defined in the Plan) based on their increased deposits in the Association in the one year period preceding the Eligibility Record Date shall be subordinated to all other subscriptions involving the exercise of non-transferable subscription rights to purchase shares of Holding Company Stock under this preference category.

          The second preference category is reserved for " Tax-Qualified Employee Plans." The Plan defines "Tax-Qualified Employee Plans" as any tax-qualified defined benefit or defined contribution plan of the Association or the Holding Company, such as an employee stock ownership plan, stock bonus plan, profit sharing plan or other plan, which, with its related trust meets the requirements to be "qualified" under Section 401 of the Internal Revenue Code of 1986, as amended. Under the Plan, Employee Plans receive non-transferable subscription rights to purchase, in the aggregate, up to 10% of the shares of Holding Company Stock. Subscription rights received under this preference category shall be subordinated to all rights received under the first preference category.

          If there is no oversubscription of the Holding Company Stock in the first and second preference categories, then the third preference category becomes operational. The third preference category is reserved for Supplemental Eligible Account Holders. The Plan defines "Supplemental Eligible Account Holder" as any person, other than directors and officers of the Association and their associates and other than Eligible Account Holders, holding a Qualifying Deposit on the Supplemental Eligibility Record Date. The term Supplemental Eligibility Record Date means the last day of the calendar quarter preceding approval of the Plan by the OTS. Supplemental Eligible Account Holders, will receive, without payment, nontransferable subscription rights to purchase Holding Company Stock equal to the greater of (a) $250,000; (b) one-tenth of one percent (.10%) of the total offering of shares; or (c) fifteen times the product rounded down to the next whole number) obtained by multiplying the total number of shares of Holding Company Stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of Supplemental Eligible Account Holders and the denominator is the amount of Qualifying Deposits of all Supplemental Eligible Account Holders on the Supplemental Eligible Record Date, subject to availability and the minimum and maximum purchase limitations set forth in the Plan. If there is an oversubscription, shares will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to 100 shares or the total amount of his subscription, whichever is less. Any

Board of Directors
First Federal Savings and Loan
Association of Cheraw
_________, 1997
Page 7


shares not then allocated shall be allocated among the subscribing Supplemental Eligible Account Holders on an equitable basis, relative to the amounts of their respective Qualifying Deposits as compared to the total Qualifying Deposits of all Supplemental Eligible Account Holders whose subscription remain unsatisfied. Subscription rights received under this preference category shall be subordinated to all rights received under the first and second preference categories.

          If there is no oversubscription of the Holding Company Stock in the first, second and third categories, then the fourth preference category becomes operational. In the fourth preference category, members of the Association who are not Eligible Account Holders or Supplemental Eligible Account Holders, but who are entitled to vote at the Special Meeting ("Other Members") will receive, without payment, non-transferable subscription rights entitling them to purchase Holding Company Stock in an amount equal to the greater of (a)$250,000 (b) one-tenth of one percent (.10%) of the total offering of shares subject to the maximum and minimum purchase limitations set forth in the Plan (and exclusive of an increase in the total number of shares issued due to an increase in the estimated price range of up to 15% provided that such shares will be allocated only after first allocating to persons in the preceding preference categories all shares for which they have subscribed). In the event of an oversubscription by Other Members, Holding Company Stock shall be allocated on a pro rata basis in the same proportion as a subscribers total votes on the voting record date for the Special Meeting of members bears to the total votes of all subscribing Other Members on such date.

          Any shares of Holding Company Stock not purchased through the exercise of Subscription Rights in the Subscription Offering may be sold in a Direct Community Offering. Shares of Holding Company Stock will be offered in the Direct Community Offering, giving preference to natural persons residing in the counties in which the Association has offices, and to whomever the Association delivers a copy of the prospectus and the stock order form to be used in the Conversion. Orders received in the Direct Community Offering shall be filled for up to the maximum purchase limitation, and thereafter remaining shares shall
be allocated on an equitable basis.   The Holding Company and the Association
shall have the sole right to accept or reject orders in the Direct Community Offering in whole or in part.

          Any shares of Holding Company Stock not purchased in the Subscription and Direct Community Offerings shall then be sold to the underwriters for resale to the general public.

          The Plan further provides for limitations upon purchases of Holding Company Stock. Among such limitations, a person together with associates may not purchase more than $250,000 in shares of Holding Company Stock offered in the Conversion. For these purposes, an Associate

Board of Directors
First Federal Savings and Loan
Association of Cheraw
_________, 1997
Page 8





of a person does not include a Tax-Qualified or Non-Qualified Employee Plan in which such person has a beneficial interest or serves as a trustee or in a similar fiduciary capacity. Such purchase limitation may be increased or decreased at the discretion of the Board of Directors of the Association, subject to the purchase limitations discussed below. Further, a person's purchases of Holding Company Stock in the Conversion, when aggregated with other purchases by Associates of the purchaser or by a group of persons acting in concert with the purchaser, may not exceed $250,000 of the shares of Holding Company Stock offered in the Conversion. Officers and directors of the Association or the Holding Company and their Associates may not purchase in the aggregate more than 34.78% of the shares offered in the Conversion. Directors of the Association or the Holding Company will not be deemed Associates or a group acting in concert solely as a result of their membership on the Board of Directors of the Association or the Holding Company. All of the shares of Holding Company Stock purchased by such officers and directors will be subject to certain restrictions regarding resale for a period of one year.

          The Plan also provides for the establishment of a Liquidation Account by the Stock Association for the benefit of all Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain Deposit Accounts in the Association. Initially, the Liquidation Account will be equal in amount to the net worth of the Association as shown on its latest statement of financial condition contained in the final offering circular used in connection with the Conversion. The establishment of the Liquidation Account will not operate to restrict the use or application of any of the net worth accounts of the Stock Association, except that the Stock Association will not declare or pay cash dividends on or repurchase any of its stock if the result thereof would be to reduce its net worth below the amount required to maintain the Liquidation Account. The Liquidation Account will be for the benefit of the Association's Eligible Account Holders and Supplemental Eligible Account Holders who maintain accounts in the Association at the time of the Conversion. All such account holders will have an inchoate interest in a portion of the Liquidation Account with respect to each savings account held ("Subaccount Balance"). The interest that an Eligible Account Holder or Supplemental Eligible Account Holder will have is a right to receive, in the event of a complete liquidation of the Stock Association, a liquidation distribution from the Liquidation Account in the amount of the then current adjusted Subaccount Balance for savings accounts then held, prior to any liquidation distribution being made with respect to capital stock.

          The initial Subaccount Balance for a savings account held by an Eligible Account Holder or Supplemental Eligible Account Holder shall be determined by multiplying the opening balance in the Liquidation Account by a fraction of which the numerator is the amount of the Qualifying Deposit in the savings account, and the denominator is the total amount of Qualifying Deposits of

Board of Directors
First Federal Savings and Loan
Association of Cheraw
_________, 1997
Page 9


all Eligible Account Holders and Supplemental Eligible Account Holders in the Association. The initial Subaccount Balance will never be increased, but may be decreased if the deposit balance in any qualifying savings account of any Eligible Account Holder or Supplemental Eligible Account Holder on any annual closing date subsequent to the Eligibility Record Date, whichever is applicable, is less than the lesser of: (1) the deposit balance in the such Deposit Account at the close of business on any annual closing date subsequent to the Eligibility Record Date; or (2) the amount of the Qualifying Deposit in such Deposit Account. In such event, the Subaccount Balance for the qualifying savings account will be adjusted by reducing each Subaccount Balance in an amount proportionate to the reduction in the savings account balance. Once decreased, the Plan provides that the Subaccount Balance will never be subsequently increased, and if the qualifying savings account of an Eligible Account Holder is closed, the related Subaccount Balance in the Liquidation Account will be reduced to zero.


          The net proceeds from the sale of all of the shares of the Holding Company Stock will become the permanent capital of the Holding Company, and the Holding Company will in turn purchase 100% of the stock issued by the Stock Association, in exchange for at least 50% of the net proceeds of the Holding Company's stock offering or such other percentage as is approved by the Board of Directors with the concurrence of the OTS.

          Following the Conversion, voting rights in the Stock Association will rest exclusively with the shareholder of stock in the Stock Association, which will be the Holding Company. Voting rights in the Holding Company will rest exclusively with the holders of its capital stock. The Conversion will not interrupt the business of the Association, and its business will continue as usual under the Stock Association. Each depositor will retain a withdrawable savings account or accounts equal in dollar amount to, and on the same terms and conditions as, the withdrawable account or accounts at the time of the Conversion except to the extent funds or deposits are used to pay for Holding Company Stock. All loans of the Association will remain unchanged and retain their same characteristics in the Stock Association after the Conversion. Following the Conversion, the Stock Association will continue to engage in the same business as the Association immediately prior to the Conversion, and the Stock Association will continue to have its savings accounts insured by the Federal Deposit Insurance Corporation up to applicable limits.

          Immediately prior to the Conversion, the Association will have a positive net worth determined in accordance with generally accepted accounting principles.

Board of Directors
First Federal Savings and Loan
Association of Cheraw
_________, 1997
Page 10




                                 OPINION
                                 -------

     Based on the foregoing, and in reliance thereon, and subject to the conditions stated herein, it is our opinion that the following federal income tax consequences will result from the proposed Conversion:

     1. The change in the form of operation of the Association from a federal mutual savings and loan association to a federal stock savings and loan association, as described above, will constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended ("Code"), and no gain or loss will be recognized to either the Association or to the Stock Association as a result of such conversion. (See Rev. Rul. 80-105, 1980-1 C.B. 78). The Association and the Stock Association will each be a party to a reorganization within the meaning of Section 368(b) of the Code. (Rev. Rul. 72-206, 1972-1 C.B. 104)

     2. No gain or loss will be recognized by the Stock Association on the receipt of money from the Holding Company in exchange for shares of common stock of the Stock Association. (Section 1032(a) of the Code).

     3. The Holding Company will recognize no gain or loss upon receipt of money from stockholders in exchange for shares of Holding Company Stock. (Section 1032(a) of the Code).

     4. The assets of the Association will have the same basis in the hands of the Stock Association as in the hands of the Association immediately prior to the Conversion. (Section 362(b) of the Code).

     5. The holding period of the assets of the Association to be received by the Stock Association will include the period during which the assets were held by the Association prior to the Conversion. (Section 1223(2) of the Code).

     6. No gain or loss will be recognized by the depositors of the Association upon the issuance to them of withdrawable savings accounts in the Stock Association in the same dollar amount as their savings accounts in the Association plus an interest in the Liquidation Account of the Stock

Board of Directors
First Federal Savings and Loan
Association of Cheraw
_________, 1997
Page 11




           Association, as described above, in exchange for their savings accounts in the Association. (Section 354(a) of the Code).

     7. The basis of the depositors' savings accounts in the Stock Association received by the depositors of the Association will be the same as the basis of their savings accounts in the Association surrendered in exchange therefor. The basis of each account holder's interests in the Liquidation Account of the Stock Association received by the depositors will be zero, that being the cost of such property. The basis of the non-transferable subscription rights will be zero, provided that such subscription rights are not deemed to have a fair market value and that the subscription price of such stock issuable upon exercise of such rights is equal to the fair market value of such stock. The basis of the Holding Company Stock to its stockholders will be the purchase price thereof, increased by the basis, if any, of the subscription rights exercised. (Section 1012 of the Code). The stockholder's holding period will commence upon the exercise of the subscription rights. (Section 1223(6) of the Code).

     8. Provided that the amount to be paid for Holding Company Stock pursuant to the exercise of subscription rights is equal to the fair market value of such Common Stock, no gain or loss will be recognized by depositors under the Plan upon the distribution to them of non-transferable subscription rights to purchase shares of Holding Company Stock. (Rev. Rul. 56-572, 1956-2 C.B. 234).

     9. For purposes of Section 381 of the Code, the Stock Association will be treated as if there had been no reorganization. Accordingly, the taxable year of the Association will not end on the effective date of the Conversion merely because of the transfer of assets of the Association to the Stock Association, and the tax attributes of the Association will be taken into account by the Stock Association as if there had been no reorganization. (Treas. Reg. (S)1.381(b)-
           (1)(a)(2)).

     10. The part of the taxable year of the Association before the reorganization and the part of the taxable year of the Stock Association after the reorganization will constitute a single taxable year of the Stock Association. (Treas. Reg. (S)1.381(b)-1(a)(2); Rev. Rul. 57-276, 1957-1 C.B. 126).

Board of Directors
First Federal Savings and Loan
Association of Cheraw
_________, 1997
Page 12





                                SCOPE OF OPINION
                                ----------------

          Our opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations or any federal, state, local, foreign or other tax considerations. If any of the information on which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the case law, Code, Treasury Regulations thereunder and Internal Revenue Service rulings as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

                                    CONSENT
                                    -------

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-1 ("Registration Statement") of the Holding Company filed with the Securities and Exchange Commission with respect to the Conversion and as an exhibit to the application for Conversion on Form AC ("Form AC") of the Association filed with the OTS with respect to the Conversion. We also hereby consent to the references to this firm in the prospectus which is a part of both the Registration Statement and the Form AC.

                                 USE OF OPINION
                                 --------------

          This opinion is rendered solely for the benefit of the Holding Company, the Association and prospective investors in connection with the proposed transactions described herein and is not to be relied upon or used for any other purpose without our prior written consent.

                                    Very truly yours,



                           LUSE LEHMAN GORMAN POMERENK & SCHICK
                                A Professional Corporation